Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Civista Bancshares, Inc. (the “Company”) on Form S-4 of our report dated March 15, 2022, on our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 15, 2022, on our audit of the internal control over financial reporting of the Company as of December 31, 2021, which report is included in such Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Cincinnati, Ohio

April 18, 2022